Exhibit 99.1

Newmont Announces Second Quarter Operating and Financial Results

DENVER--(BUSINESS WIRE)--July 20, 2016--Newmont Mining Corporation (NYSE:NEM) (Newmont or the Company) announced second quarter results.

  Net income: Reported GAAP net income attributable to shareholders from continuing operations of $50 million, or $0.09 per share, compared to $63 million, or $0.13 per share in the prior year quarter; achieved adjusted net income1 of $231 million, or $0.44 per basic share, compared to $131 million or $0.26 per share in the prior year quarter
  EBITDA: Achieved adjusted EBITDA2 of $804 million in the second quarter, compared to $692 million in the prior year quarter
  Cash flow: Generated net cash from continuing operating activities of $780 million and free cash flow3 of $486 million, compared to $441 million and $119 million in the prior year quarter
  Attributable production: Produced 1.3 million ounces and 38,000 tonnes of attributable gold and copper, respectively, compared to 1.2 million ounces and 42,000 tonnes in the prior year quarter
  Costs applicable to sales (CAS): Improved gold CAS to $637 per ounce4 compared to $642 per ounce in the prior year quarter, and reported copper CAS of $1.21 per pound unchanged from the prior year quarter
  All-in sustaining costs (AISC)5: Improved gold AISC to $876 per ounce compared to $909 per ounce in the prior year quarter, and improved copper AISC to $1.53 per pound compared to $1.61 per pound in the prior year quarter
  Outlook: Improved 2016 outlook and long term cost outlook; updated outlook excludes Batu Hijau
  Portfolio: Merian, Long Canyon, Cripple Creek & Victor (CC&V) and Tanami projects progressing on schedule and at or below budget. Northwest Exodus has been approved and is expected to reach first gold production in Q3 2016; announced agreement to sell Newmont’s ownership stake in PTNNT
  Shareholder returns: Maintained second quarter dividend of $0.025 per share6

“Newmont’s strong second quarter results included delivering adjusted EBITDA of more than $800 million, free cash flow of $486 million, and announcing the sale of our 48.5 percent stake in PTNNT for total consideration of $1.3 billion including $920 million cash at close.” said Gary Goldberg, President and Chief Executive Officer. “Consistently strong operational performance has given us the means to strengthen our portfolio and balance sheet, and position Newmont to continue outperforming. We progressed construction of two new mines, and are now building three higher margin expansion projects including Northwest Exodus – on time and at or below budget. We have also been able to reduce our net debt by nearly 50% since 2013.”

____________________________________

1 Non-GAAP measure. See end of release for reconciliation to net income attributable to Newmont stockholders.
2 Non-GAAP measure. See end of release for reconciliation to net income attributable to Newmont stockholders.
3 Non-GAAP measure. See end of release for reconciliation to net cash provided by operating activities.
4 Non-GAAP measure. See end of release for reconciliation to costs applicable to sales.
5 Non-GAAP measure. See end of release for reconciliation to cost applicable to sales.
6 Such policy is non-binding; declaration of future dividends remains subject to approval and discretion of the Board of Directors.

Second Quarter Summary Results

GAAP Net income attributable to Newmont stockholders from continuing operations was $50 million, or $0.09 per share, compared to $63 million or $0.13 per share in the prior year quarter. Adjusted Net Income was $231 million or $0.44 per share, compared to $131 million or $0.26 per share in the prior year quarter. The primary adjustment to net income in the second quarter is a $174 million movement in tax valuation allowances and tax adjustments related to prior period earnings.

Revenue totaled $2.0 billion in the quarter, in line with $1.9 billion in the second quarter of 2015 as higher gold volumes and pricing offset lower copper volumes and pricing.

Average net realized gold and copper price7 was $1,260 per ounce and $1.94 per pound, respectively, compared with $1,179 per ounce and $2.41 per pound in the prior year quarter.

Attributable production totaled 1.3 million ounces, compared to 1.2 million ounces in the second quarter of 2015. During the quarter, new production from CC&V and higher production at Tanami, Kalgoorlie and Ahafo more than offset declining production at Yanacocha and the sale of Waihi. Attributable copper production totaled 38,000 tonnes compared to 42,000 tonnes in the prior year period due to slightly lower grade and throughput at Batu Hijau.

CAS Total costs applicable to sales of $1,059 million and $637 per ounce in the second quarter compared to $1,027 million and $642 per ounce in the prior year quarter. Second quarter CAS per ounce improvements were led by Kalgoorlie and the inclusion of CC&V. Higher production offset processing lower grade and deep transitional ore at Yanacocha. Copper CAS was $1.21 per pound in the second quarter, no change from the prior year quarter.

AISC was $876 per ounce and $1.53 per pound, respectively, compared to $909 per ounce and $1.61 per pound in the prior year quarter. AISC benefitted from production and CAS improvements detailed above and further improved due to timing-related reductions in sustaining capital. Full year sustaining capital is expected to be slightly lower due to ongoing cost and efficiency improvements.

Capital expenditures8 for the second quarter were $294 million, including $155 million of sustaining capital, compared to $322 million in the prior year quarter, including $170 million sustaining capital. Sustaining capital for the quarter declined slightly due to timing of spend. Development capital was used to construct projects, including new mines at Merian and Long Canyon, and expansions at CC&V and Tanami.

Net cash provided by continuing operating activities was $780 million in the second quarter, compared to $441 million in the prior year quarter primarily due to increased gold pricing and volumes, assisted by lower costs. Free cash flow was $486 million in the second quarter, compared to $119 million in the prior year quarter. The company held $2,902 million of consolidated cash on its balance sheet at the end of the second quarter.

Newmont has also generated approximately $1.9 billion in asset sales since 2013 while maintaining steady attributable gold production. Gross proceeds from asset sales would increase further with the expected sale of Batu Hijau.

On June 30, Newmont announced an agreement to sell its interests in PTNNT, which operates the Batu Hijau copper and gold mine in Indonesia. The total consideration of $1.3 billion for Newmont’s 48.5 percent economic interest includes cash proceeds of $920 million expected to be paid at closing and contingent payments of $403 million tied to metal price upside and development of the Elang deposit.

7 Non-GAAP measure. See end of release for reconciliation to sales.
8 Capital expenditures refers to Additions to property plant and mine development from the statements of consolidated cash flows.

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
Attributable Sales (koz, kt)
Attributable gold ounces sold	1,279	1,157	11%	2,491	2,351	6%
Attributable copper tonnes sold	33	37	(11)%	76	75	1%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,260	$1,179	7%	$1,226	$1,192	3%
Average realized copper price	$1.94	$2.41	(19)%	$1.98	$2.37	(16)%

Attributable Production (koz, kt)
North America	477	377	27%	933	782	19%
South America	81	111	(27)%	173	238	(27)%
Asia Pacific	522	520	-%	1,001	958	4%
Africa	205	195	5%	407	411	(1)%
Total Gold	1,285	1,203	7%	2,514	2,389	5%

North America	5	6	(17)%	10	11	(9)%
Asia Pacific	33	36	(8)%	66	68	(3)%
Total Copper	38	42	(10)%	76	79	(4)%

CAS Consolidated ($/oz, $/lb)
North America	$700	$764	(8)%	$716	$726	(1)%
South America	773	635	22%	743	543	37%
Asia Pacific	577	618	(7)%	573	648	(12)%
Africa	560	488	15%	558	481	16%
Total Gold	$637	$642	(1)%	$638	$628	2%
Total Gold (by-product)	$577	$518	11%	$550	$515	7%

North America	$2.02	$1.83	10%	$2.07	$1.89	10%
Asia Pacific	1.13	1.17	(3)%	1.04	1.23	(15)%
Total Copper	$1.21	$1.21	-%	$1.12	$1.28	(13)%

AISC Consolidated ($/oz, $/lb)
North America	$884	$973	(9)%	$880	$931	(5)%
South America	1,260	1,000	26%	1,123	844	33%
Asia Pacific	706	771	(8)%	695	796	(13)%
Africa	733	711	3%	716	672	7%
Total Gold	$876	$909	(4)%	$852	$879	(3)%
Total Gold (by-product)	$843	$826	2%	$795	$806	(1)%

North America	$2.27	$2.44	(7)%	$2.38	$2.32	3%
Asia Pacific	1.46	1.55	(6)%	1.34	1.61	(17)%
Total Copper	$1.53	$1.61	(5)%	$1.42	$1.67	(15)%

Projects Update

Cripple Creek & Victor (CC&V) expansion includes a new leach pad, recovery plant and mill. Leach pad construction finished ahead of schedule with first production in March 2016. The recovery plant remains on schedule to be completed later this year. Gold production for 2016 is expected to be between 350,000 and 400,000 ounces at CAS of between $500 and $550 per ounce and AISC of between $600 and $650 per ounce, with production weighted toward the latter part of the year. CC&V development capital is forecasted at approximately $185 million, with $70 million to be spent in 2016.

Merian is a new mine in Suriname expected to deliver more than a decade of profitable production and accretive returns. Construction is approximately 90% complete. The project remains $100 million below initial budget and is on track to reach commercial production in the second half of 2016. Merian will produce between 400,000 and 500,000 ounces (on a 100% basis) of gold annually during its first five years at CAS of between $575 and $675 per ounce and AISC of between $650 and $750 per ounce. Newmont’s 75% share of development capital is estimated at between $575 million and $625 million, with an expenditure of between $170 million and $210 million in 2016.

Long Canyon is an oxide ore body that provides significant exploration upside potential in an emerging district. The Phase 1 project is approximately 80% complete and remains on budget and on schedule to reach commercial production in the first quarter of 2017. This first phase of development includes an open pit mine and heap leach operation. Production is expected to average between 100,000 and 150,000 ounces per year at CAS of between $400 and $500 per ounce and AISC of between $500 and $600 per ounce over an eight year mine life. Approximately half of the total capital costs of between $250 million and $300 million will be spent in 2016 with minimal spending in 2017.

Tanami Expansion Project includes constructing a second decline in the mine and building incremental capacity in the plant to increase profitable production and serve as a platform for future expansion. The project is on budget and on schedule to deliver additional production beginning in 2017. The expansion expects to maintain annual gold production of between 425,000 and 475,000 ounces per year at CAS of between $550 and $600 per ounce and AISC of between $700 and $750 per ounce for the first five years. The expansion will also increase mine life by three years. Capital costs for the project are estimated at between $100 million and $120 million with approximately half of that amount spent in 2016.

Northwest Exodus is a sustaining capital underground extension in the Carlin North Area that is expected to extend mine life by seven years, to produce incremental gold production between 50,000 and 75,000 ounces per year in the first five years, and to improve Carlin’s CAS by an average of $20 per ounce and AISC by an average of $25 per ounce. The project will produce first gold in Q3 2016.

Ahafo Mill Expansion and Subika Underground represent opportunities not currently included in Newmont’s outlook. The two projects would increase profitable production at Ahafo while lowering costs and offsetting the impacts of lower grades and harder ore. Both projects will be reviewed in the second half of 2016.

Outlook

Outlook excludes Batu Hijau for all periods for illustrative purposes. The transaction is expected to close in the third quarter following receipt of regulatory approvals and satisfaction of other conditions precedent.

Attributable gold production is expected to increase from between 4.7 and 5.0 million ounces in 2016 to between 4.9 and 5.4 million ounces in 2017, and remain stable at between 4.5 and 5.0 million ounces through 2020. New production at CC&V, Long Canyon Phase 1, Northwest Exodus, Tanami and Merian is expected to offset the impacts of maturing operations at Yanacocha and the sale of Batu Hijau. Projects that are not yet approved, including Ahafo Mill Expansion and Subika Underground, represent production upside of between 200,000 and 300,000 ounces of gold beginning in 2018.

Attributable copper production is expected to be between 40,000 and 60,000 tonnes in 2016 and between 40,000 and 65,000 tonnes in 2017 and 2018, with stable production expected at Phoenix Copper Leach and Boddington.

Gold cost outlook – CAS is expected to be between $630 and $680 per ounce in 2016, and remain stable at between $650 and $750 per ounce in 2017 and 2018. Costs benefit from higher grades at Carlin underground mines through 2017, and from lower cost production at Tanami and Merian through 2018. Ongoing cost and efficiency improvements are expected to offset lower grades and throughput at Ahafo and maturing operations at Yanacocha. Full Potential savings and lower cost ounces from projects that have yet to be approved could further improve costs in 2017 and beyond.

AISC is expected to improve to between $870 and $930 per ounce in 2016, holding relatively steady at between $850 and $950 per ounce in 2017. Long term AISC guidance is improved to between $880 and $980 per ounce based on inclusion of Northwest Exodus and improved oil price assumptions.

Copper cost outlook – Copper CAS is expected to be between $1.80 and $2.00 per pound in 2016 and 2017 rising temporarily to between $2.30 and $2.50 per pound in 2018 due to stripping at Boddington. Copper AISC is expected to average between $2.20 and $2.40 per pound in 2016 increasing to between $2.30 and $2.60 in 2017 due to timing on sustaining capital spend. Copper AISC is expected to increase to between $2.75 and $2.95 per pound in 2018 due to stripping at Boddington.

Capital – 2016 capital is expected to be between $1.1 and $1.3 billion including between $650 and $700 million of sustaining capital. Sustaining capital is expected to increase to between $800 and $900 million in 2017 to cover equipment rebuilds, water treatment and tailings storage facilities. Technical and operational cost and efficiency improvements represent further upside. Long-term sustaining capital is expected to remain stable at between $700 and $800 million to cover infrastructure, equipment and ongoing mine development.

Debt – The company expects approximately $260 to $280 million of interest expense in 2016. Year-to-date, Newmont has reduced debt by more than $600 million in 2016. The Company remains on track to repay $800 million to $1.3 billion of debt between 2016 and 2018, targeting the highest rates and nearest-term maturities first.

2016 Outlooka

	Consolidated	Attributable	Consolidated	Consolidated All- in Sustaining	Consolidated Total Capital
	Production	Production	CAS	Costs[b]	Expenditures
	(Koz, Kt)	(Koz, Kt)	($/oz, $/lb)	($/oz, $/lb)	($M)
North America
Carlin	1,040 – 1,100	1,040 – 1,100	$750 – $800	$950 – $980	$190 – $210
Phoenix[c]	180 – 200	180 – 200	$825 – $875	$975 – $1,025	$20 – $30
Twin Creeks[d]	400 – 430	400 – 430	$550 – $600	$650 – $700	$25 – $35
CC&V	350 – 400	350 – 400	$500 – $550	$600 – $650	$80 – $90
Long Canyon					$140 – $160
Other North America					$5 – $15
Total	1,970 – 2,130	1,970 – 2,130	$650 – $700	$825 – $900	$460 – $540

South America
Yanacocha[e]	630 – 660	310 – 350	$820 – $870	$1,100 – $1,170	$70 – $90
Merian	120 – 140	90 – 100	$430 – $460	$650 – $700	$210 – $250
Total	750 – 800	400 – 450	$760 – $810	$1,050 – $1,150	$280 – $340

Asia Pacific
Boddington	725 – 775	725 – 775	$660 – $700	$750 – $800	$60 – $70
Tanami	400 – 475	400 – 475	$500 – $550	$750 – $800	$150 – $160
Kalgoorlie[f]	350 – 400	350 – 400	$650 – $700	$725 – $775	$10 – $20
Other Asia Pacific					$5 – $15
Total	1,475 – 1,650	1,475 – 1,650	$600 – $650	$760 – $820	$225 – $265

Africa
Ahafo	330 – 360	330 – 360	$760 – $810	$990 – $1,070	$60 – $80
Akyem	430 – 460	430 – 460	$500 – $540	$600 – $650	$20 – $30
Total	760 – 820	760 – 820	$615 – $665	$780 – $830	$80 – $110

Corporate/Other					$10 – $15
Total Gold[g]	5,000 – 5,350	4,700 – 5,000	$630 – $680	$870 – $930	$1,055 – $1,270

Batu Hijau[h]	525 – 575	250 – 275	$500 – $550	$650 – $700	$50 – $60
Total Gold with Batu	5,525 – 5,925	4,950 – 5,275	$625 – $675	$870 – $930	$1,105 – $1,330

Phoenix	15 – 25	15 – 25	$1.90 – $2.10	$2.30 – $2.40
Boddington	25 – 35	25 – 35	$1.80 – $2.00	$2.20 – $2.30
Total Copper	40 – 60	40 – 60	$1.80 – $2.00	$2.20 – $2.40

Batu Hijau[h]	170 – 190	80 – 100	$1.00 – $1.20	$1.40 – $1.60
Total Copper with Batu	210 – 250	120 – 160	$1.20 – $1.40	$1.50 – $1.70

Consolidated Expense Outlook[i]
General & Administrative	$225 –	$275
Interest Expense	$260 –	$280
DD&A	$1,100 –	$1,175
Exploration and Projects	$275 –	$300
Sustaining Capital	$650 –	$700
Tax Rate	33% –	37%

a2016 Outlook in the table above are considered “forward-looking statements” and are based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2016 Outlook assumes $1,300/oz Au, $2.00/lb Cu, $0.75 USD/AUD exchange rate and $50/barrel WTI; AISC and CAS cost estimates do not include inflation, for the remainder of the year. Production, AISC and capital estimates exclude projects that have not yet been approved, (Twin Underground, Batu Phase 7, Ahafo Mill Expansion and Subika Underground). The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Such assumptions may prove to be incorrect and actual results may differ materially from those anticipated. See cautionary note at the end of the release.
bAll-in sustaining costs as used in the Company’s Outlook is a non-GAAP metric defined as the sum of cost applicable to sales (including all direct and indirect costs related to current gold production incurred to execute on the current mine plan), remediation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, treatment and refining costs, other expense, net of one-time adjustments and sustaining capital. See reconciliation at end of release.
cIncludes Lone Tree operations.
dIncludes TRJV operations.
eConsolidated production for Yanacocha is presented on a total production basis for the mine site; attributable production represents a 51.35% interest.
fBoth consolidated and attributable production are shown on a pro-rata basis with a 50% ownership for Kalgoorlie.
gProduction outlook does not include equity production from stakes in TMAC (29.4%) or La Zanja (46.94%).
hConsolidated production for Batu Hijau is presented on a total production basis for the mine site; whereas attributable production represents a 48.5% ownership interest in 2016 outlook. Outlook for Batu Hijau remains subject to various factors, including, without limitation, renegotiation of the CoW, issuance of future export approvals, negotiations with the labor union, future in-country smelting availability and regulations relating to export quotas, and certain other factors.
iConsolidated expense outlook is adjusted to exclude extraordinary items. For example, the tax rate outlook above is a consolidated adjusted rate, which assumes the exclusion of certain tax valuation allowance adjustments. Beginning in 2016, regional general and administrative expense is included in total general and administrative expense (G&A) and community development cost is included in CAS.

NEWMONT MINING CORPORATION STATEMENTS OF CONSOLIDATED INCOME (unaudited, in millions except per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Sales	$2,038	$1,908	$4,070	$3,880

Costs and expenses
Costs applicable to sales (1)	1,059	1,027	2,140	2,054
Depreciation and amortization	314	276	636	565
Reclamation and remediation	25	26	50	49
Exploration	38	48	68	81
Advanced projects, research and development	44	33	72	61
General and administrative	64	68	121	126
Other expense, net	19	27	37	44
	1,563	1,505	3,124	2,980
Other income (expense)
Other income, net	—	(23)	98	(12)
Interest expense, net	(71)	(82)	(150)	(167)
	(71)	(105)	(52)	(179)
Income (loss) before income and mining tax and other items	404	298	894	721
Income and mining tax benefit (expense)	(310)	(152)	(634)	(345)
Equity income (loss) of affiliates	(5)	(7)	(10)	(16)
Income (loss) from continuing operations	89	139	250	360
Income (loss) from discontinued operations	(27)	9	(53)	17
Net income (loss)	62	148	197	377
Net loss (income) attributable to noncontrolling interests	(39)	(76)	(122)	(122)
Net income (loss) attributable to Newmont stockholders	$23	$72	$75	$255

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$50	$63	$128	$238
Discontinued operations	(27)	9	(53)	17
	$23	$72	$75	$255
Income (loss) per common share
Basic:
Continuing operations	$0.09	$0.13	$0.24	$0.48
Discontinued operations	(0.05)	0.01	(0.10)	0.03
	$0.04	$0.14	$0.14	$0.51
Diluted:
Continuing operations	$0.09	$0.13	$0.24	$0.48
Discontinued operations	(0.05)	0.01	(0.10)	0.03
	$0.04	$0.14	$0.14	$0.51

Cash dividends declared per common share	$0.025	$0.025	$0.050	$0.050

(1) Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION STATEMENTS OF CONSOLIDATED CASH FLOWS (unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Operating activities:
Net income (loss)	$62	$148	$197	$377
Adjustments:
Depreciation and amortization	314	276	636	565
Stock-based compensation	21	20	37	40
Reclamation and remediation	24	24	48	47
Loss (income) from discontinued operations	27	(9)	53	(17)
Impairment of investments	—	16	—	73
Deferred income taxes	288	69	441	130
Gain on asset and investment sales, net	—	1	(104)	(43)
Other operating adjustments and impairments	89	91	181	165
Net change in operating assets and liabilities	(45)	(195)	(185)	(268)
Net cash provided by continuing operating activities	780	441	1,304	1,069
Net cash used in discontinued operations	(3)	(3)	(5)	(6)
Net cash provided by operating activities	777	438	1,299	1,063
Investing activities:
Additions to property, plant and mine development	(294)	(322)	(591)	(606)
Proceeds from sales of investments	—	—	184	29
Proceeds from sales of other assets	2	—	8	44
Other	(2)	(3)	(6)	(6)
Net cash used in investing activities	(294)	(325)	(405)	(539)
Financing activities:
Repayment of debt	(142)	(76)	(641)	(281)
Proceeds from stock issuance, net	—	675	—	675
Proceeds from sale of noncontrolling interests	—	—	—	37
Funding from noncontrolling interests	38	15	50	62
Dividends paid to noncontrolling interests	—	—	(146)	(3)
Dividends paid to common stockholders	(14)	(11)	(27)	(23)
Increase in restricted cash, net	78	(4)	(13)	(59)
Other	—	(3)	(1)	(8)
Net cash (used in) provided by financing activities	(40)	596	(778)	400
Effect of exchange rate changes on cash	(2)	1	4	(19)
Net change in cash and cash equivalents	441	710	120	905
Cash and cash equivalents at beginning of period	2,461	2,598	2,782	2,403
Cash and cash equivalents at end of period	$2,902	$3,308	$2,902	$3,308

NEWMONT MINING CORPORATION CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At June 30,	At December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$2,902	$2,782
Trade receivables	315	260
Other accounts receivables	194	185
Investments	46	19
Inventories	728	710
Stockpiles and ore on leach pads	953	896
Other current assets	156	131
Current assets	5,294	4,983
Property, plant and mine development, net	14,234	14,303
Investments	237	402
Stockpiles and ore on leach pads	2,956	3,000
Deferred income tax assets	1,264	1,718
Other non-current assets	718	730
Total assets	$24,703	$25,136

LIABILITIES
Debt	$196	$149
Accounts payable	348	396
Employee-related benefits	211	293
Income and mining taxes payable	126	38
Other current liabilities	479	540
Current liabilities	1,360	1,416
Debt	5,375	6,041
Reclamation and remediation liabilities	1,835	1,800
Deferred income tax liabilities	926	840
Employee-related benefits	463	437
Other non-current liabilities	361	310
Total liabilities	10,320	10,844

EQUITY
Common stock	849	847
Additional paid-in capital	9,457	9,427
Accumulated other comprehensive income (loss)	(341)	(334)
Retained earnings	1,458	1,410
Newmont stockholders' equity	11,423	11,350
Noncontrolling interests	2,960	2,942
Total equity	14,383	14,292
Total liabilities and equity	$24,703	$25,136

Regional Operating Statistics

	Consolidated gold		Attributable gold
	ounces produced		ounces produced
	(thousands):		(thousands):
	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
North America
Carlin	204	200	204	200
Phoenix	45	52	45	52
Twin Creeks	114	125	114	125
CC&V	114	—	114	—
	477	377	477	377
South America
Yanacocha	156	216	81	111
	156	216	81	111
Asia Pacific
Boddington	192	201	192	201
Tanami	142	116	142	116
Waihi	—	33	—	33
Kalgoorlie	96	83	96	83
Batu Hijau	189	181	92	87
	619	614	522	520
Africa
Ahafo	90	74	90	74
Akyem	115	121	115	121
	205	195	205	195
	1,457	1,402	1,285	1,203
Consolidated copper pounds produced (millions):
Phoenix	10	12	10	12
Boddington	19	20	19	20
Batu Hijau	115	125	56	60
	144	157	85	92
Consolidated copper tonnes produced (thousands):
Phoenix	5	6	5	6
Boddington	8	9	8	9
Batu Hijau	53	57	25	27
	66	72	38	42

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals, by excluding certain items that have a disproportionate impact on our results for a particular period. The net income (loss) adjustments are presented net of tax generally at the Company’s statutory effective tax rate of 35% and net of our partners’ noncontrolling interests when applicable. The impact of the adjustments through the Company’s Valuation allowance is shown separately. The tax adjustment includes items such as foreign tax credits, alternative minimum tax credits, capital losses and disallowed foreign losses. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income (loss) attributable to Newmont stockholders	$23	$72	$75	$255
Loss (income) from discontinued operations (1)	27	(9)	53	(17)
Net income (loss) attributable to Newmont stockholders from continuing operations	50	63	128	238
Impairment of investments (2)	—	10	—	47
Impairment of long-lived assets (3)	2	2	2	2
Restructuring and other (4)	4	5	11	7
Acquisition costs (5)	1	5	1	5
Loss (gain) on asset and investment sales (6)	—	1	(104)	(27)
Loss on debt repayment (7)	—	—	2	—
Tax adjustments (8)	174	45	373	89
Adjusted net income (loss)	$231	$131	$413	$361

Net income (loss) per share, basic	$0.04	$0.14	$0.14	$0.51
Loss (income) from discontinued operations, net of taxes	0.05	(0.01)	0.10	(0.03)
Net income (loss) attributable to Newmont stockholders from continuing operations	0.09	0.13	0.24	0.48
Impairment of investments, net of taxes	—	0.02	—	0.09
Impairment of long-lived assets, net of taxes	—	—	—	—
Restructuring and other, net of taxes	0.01	0.01	0.02	0.01
Acquisition costs, net of taxes	—	0.01	—	0.01
Loss (gain) on asset and investment sales, net of taxes	—	—	(0.20)	(0.05)
Loss on debt repayment, net of taxes	—	—	—	—
Tax adjustments	0.34	0.09	0.72	0.18
Adjusted net income (loss) per share, basic	$0.44	$0.26	$0.78	$0.72

Net income (loss) per share, diluted	$0.04	$0.14	$0.14	$0.51
Loss (income) from discontinued operations, net of taxes	0.05	(0.01)	0.10	(0.03)
Net income (loss) attributable to Newmont stockholders from continuing operations	0.09	0.13	0.24	0.48
Impairment of investments, net of taxes	—	0.02	—	0.09
Impairment of long-lived assets, net of taxes	—	—	—	—
Restructuring and other, net of taxes	0.01	0.01	0.02	0.01
Acquisition costs, net of taxes	—	0.01	—	0.01
Loss (gain) on asset and investment sales, net of taxes	—	—	(0.20)	(0.05)
Loss on debt repayment, net of taxes	—	—	—	—
Tax adjustments	0.34	0.09	0.72	0.18
Adjusted net income (loss) per share, diluted	$0.44	$0.26	$0.78	$0.72
(1)	Loss (income) from discontinued operations relates to adjustments in our Holt property royalty and is presented net of tax expense (benefit) of $(12), $4, $(23) and $8, respectively.
(2)	Impairment of investments, included in Other income, net, represents other-than-temporary impairments on equity and cost method investments and does not relate to our core operations. Amounts are presented net of tax expense (benefit) of $-, $(6), $- and $(26), respectively.
(3)	Impairment of long-lived assets, included in Other expense, net, represents non-cash write-downs that do not impact our core operations. Amounts are presented net of tax expense (benefit) of $(1), $-, $(1) and $(1), respectively, and amounts attributed to noncontrolling interest income (expense) of $(1), $-, $(1) and $-, respectively.
(4)	Restructuring and other, included in Other expense, net, represents certain costs associated with the Full Potential initiative announced in 2013, a one-time payment to PT Freeport Indonesia for engineering studies related to their smelter project in the second quarter of 2016, accrued legal costs in our Africa region during 2016 as well as system integration costs related to our acquisition of CC&V. Amounts are presented net of tax expense (benefit) of $(3), $(3), $(8) and $(5), respectively, and amounts attributed to noncontrolling interest income (expense) of $(2), $(1), $(3) and $(2), respectively.
(5)	Acquisition costs, included in Other expense, net, represents adjustments made in the second quarter of 2016 to the contingent consideration liability from the acquisition of Boddington and costs associated with the acquisition of CC&V in 2015. Amounts are presented net of tax expense (benefit) of $(1), $(3), $(1) and $(3), respectively.
(6)	Loss (gain) on asset and investment sales, included in Other income, net, primarily represents the sale of our holdings in Regis Resources Ltd. in the first quarter of 2016 and land sales of Hemlo mineral rights in Canada and the Relief Canyon mine in Nevada during the first quarter of 2015. Amounts are presented net of tax expense (benefit) of $-, $-, $- and $16, respectively.
(7)	Loss on debt repayment, included in Other income, net and Interest expense, net, represents the impact of the debt tender offer on our 2019 Notes and 2039 Notes during the first quarter of 2016. Amounts are presented net of tax expense (benefit) of $-, $-, $(1) and $-, respectively.
(8)	Tax adjustments include movements in tax valuation allowance and tax adjustments not related to core operations. Second quarter and year to date tax adjustments were primarily the result of a tax restructuring and a loss carryback, both of which resulted in an increase in the Company’s valuation allowance on credits.

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA)

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net earnings (loss), operating earnings (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income (loss) attributable to Newmont stockholders	$23	$72	$75	$255
Net income (loss) attributable to noncontrolling interests	39	76	122	122
Loss (income) from discontinued operations	27	(9)	53	(17)
Equity loss (income) of affiliates	5	7	10	16
Income and mining tax expense (benefit)	310	152	634	345
Depreciation and amortization	314	276	636	565
Interest expense, net	71	82	150	167
EBITDA	$789	$656	$1,680	$1,453
Adjustments:
Impairment of investments (1)	$—	$16	$—	$73
Impairment of long-lived assets (2)	4	2	4	3
Restructuring and other (3)	9	9	22	14
Acquisitions costs (4)	2	8	2	8
Loss on debt repayment (5)	—	—	3	—
Loss (gain) on asset and investment sales (6)	—	1	(104)	(43)
Adjusted EBITDA	$804	$692	$1,607	$1,508
(1)	Impairment of investments, included in Other income, net, represents other-than-temporary impairments on equity and cost method investments and does not relate to our core operations.
(2)	Impairment of long-lived assets, included in Other expense, net, represents non-cash write-downs that do no impact our core operations.
(3)	Restructuring and other, included in Other expense, net, represents certain costs associated with the Full Potential initiative announced in 2013, a one-time payment to PT Freeport Indonesia for engineering studies related to their smelter project in the second quarter of 2016, accrued legal costs in our Africa region during 2016 as well as system integration costs related to our acquisition of CC&V.
(4)	Acquisition costs, included in Other expense, net represents adjustments made in the second quarter of 2016 to the contingent consideration liability from the acquisition of Boddington, and costs associated with the acquisition of CC&V in 2015.
(5)	Loss on debt repayment, included in Other income, net and Interest expense, net, represents the impact of the debt tender offer on our 2019 Notes and 2039 Notes during the first quarter of 2016.
(6)	Loss (gain) on asset and investment sales, included in Other income, net, represents primarily the sale of our holdings in Regis Resources Ltd. in the first quarter of 2016 and land sales of Hemlo mineral rights in Canada and the Relief Canyon mine in Nevada during the first quarter of 2015.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by operating activities plus Net cash used in discontinued operations less Additions to property, plant and mine development as presented on the Condensed Consolidated Statements of Cash Flow. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flow.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$777	$438	$1,299	$1,063
Plus: Net cash used in discontinued operations	3	3	5	6
Net cash provided by continuing operating activities	780	441	1,304	1,069
Less: Additions to property, plant and mine development	(294)	(322)	(591)	(606)
Free Cash Flow	$486	$119	$713	$463

Net cash (used in) investing activities (1)	$(294)	$(325)	$(405)	$(539)
Net cash (used in) provided by financing activities	$(40)	$596	$(778)	$400
(1)	Net cash used in investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Costs applicable to sales (1)	$912	$858	$1,818	$1,698
Gold sold (thousand ounces)	1,429	1,337	2,850	2,704
Costs applicable to sales per ounce	$637	$642	$638	$628
(1)	Includes by-product credits of $14 and $27 during the three and six months ended June 30, 2016, respectively, and $12 and $26 during the three and six months ended June 30, 2015, respectively.

Costs applicable to sales per pound

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Costs applicable to sales (1)	$147	$169	$322	$356
Copper sold (million pounds)	122	139	289	278
Costs applicable to sales per pound	$1.21	$1.21	$1.12	$1.28
(1)	Includes by-product credits of $6 and $13 during the three and six months ended June 30, 2016, respectively, and $5 and $11 during the three and six months ended June 30, 2015, respectively.

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures such as cost of goods sold and non-GAAP measures, such as Costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from operations.

Current GAAP-measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop, and sustain gold production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors, and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and in the investor’s visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Cost Applicable to Sales - Includes all direct and indirect costs related to current gold production incurred to execute the current mine plan. Costs Applicable to Sales (“CAS”) includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Statement of Consolidated Income. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Statement of Consolidated Income less the amount of CAS attributable to the production of copper at our Phoenix, Boddington and Batu Hijau mines. The copper CAS at those mine sites is disclosed in Note 4 to the Condensed Consolidated Financial Statements. The allocation of CAS between gold and copper at the Phoenix, Boddington and Batu Hijau mines is based upon the relative sales percentage of copper and gold sold during the period.

Remediation Costs - Includes accretion expense related to asset retirement obligations (“ARO”) and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties recorded as an ARC asset. Accretion related to ARO and the amortization of the ARC assets for reclamation and remediation do not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation and remediation associated with current gold production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix, Boddington and Batu Hijau mines.

Advanced Projects and Exploration - Includes incurred expenses related to projects that are designed to increase or enhance current gold production and gold exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our gold production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Company’s Statement of Consolidated Income less the amount attributable to the production of copper at our Phoenix, Boddington and Batu Hijau mines. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Batu Hijau, Boddington and Phoenix mines.

General and Administrative - Includes cost related to administrative tasks not directly related to current gold production, but rather related to support our corporate structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other expense, net - Includes administrative costs to support current gold production. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current gold operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix, Boddington and Batu Hijau mines.

Treatment and Refining Costs - Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales.

Sustaining Capital - We determined sustaining capital as those capital expenditures that are necessary to maintain current gold production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance gold production or reserves, are considered development. We determined the breakout of sustaining and development capital costs based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current gold operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Batu Hijau, Boddington and Phoenix mines.

			Advanced			Treatment				All-In
	Costs		Projects	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
June 30, 2016	to Sales (1)(2)(3)	Costs (4)	Exploration	Administrative	Net (5)	Costs	Capital (6)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$184	$1	$4	$2	$—	$—	$38	$229	203	$1,128
Phoenix	39	1	1	1	—	2	3	47	50	940
Twin Creeks	58	1	2	—	—	—	12	73	115	635
Long Canyon	—	—	7	—	—	—	—	7	—	—
CC&V (7)	58	1	1	1	—	—	2	63	115	548
Other North America	—	—	5	—	—	1	2	8	—	—
North America	339	4	20	4	—	3	57	427	483	884

Yanacocha	120	14	11	2	1	1	24	173	154	1,123
Merian	—	—	11	—	—	—	—	11	—	—
Other South America	—	—	10	—	—	—	—	10	—	—
South America	120	14	32	2	1	1	24	194	154	1,260

Boddington	141	2	—	—	—	5	10	158	198	798
Tanami	64	—	3	—	—	—	20	87	144	604
Kalgoorlie	67	1	2	—	—	2	5	77	96	802
Batu Hijau	65	4	—	1	—	8	4	82	148	554
Other Asia Pacific	—	—	2	5	2	—	1	10	—	—
Asia Pacific	337	7	7	6	2	15	40	414	586	706

Ahafo	60	1	7	—	—	—	16	84	91	923
Akyem	56	2	3	—	—	—	5	66	115	574
Other Africa	—	—	—	1	—	—	—	1	—	—
Africa	116	3	10	1	—	—	21	151	206	733

Corporate and Other	—	—	13	50	1	—	2	66	—	—
Total Gold	$912	$28	$82	$63	$4	$19	$144	$1,252	1,429	$876

Copper
Phoenix	$22	$—	$—	$—	$—	$1	$2	$25	11	$2.27
Boddington	33	—	—	—	—	3	2	38	18	2.11
Batu Hijau	92	6	—	1	—	18	7	124	93	1.33
Asia Pacific	125	6	—	1	—	21	9	162	111	1.46
Total Copper	$147	$6	$—	$1	$—	$22	$11	$187	122	$1.53

Consolidated	$1,059	$34	$82	$64	$4	$41	$155	$1,439
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $20.
(3)	Includes stockpile and leach pad inventory adjustments of $23 at Carlin, $8 at Twin Creeks and $26 at Yanacocha.
(4)	Reclamation costs include operating accretion of $23 and amortization of asset retirement costs of $11.
(5)	Other expense, net is adjusted for restructuring costs of $9, acquisition costs of $2 and write-downs of $4.
(6)	Excludes development capital expenditures, capitalized interest and the increase in accrued capital of $139. The following are major development projects: Merian, Long Canyon, and the CC&V and the Tanami expansion.
(7)	The Company acquired the CC&V gold mining business on August 3, 2015.

			Advanced			Treatment				All-In
	Costs		Projects	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
June 30, 2015	to Sales (1)(2)(3)	Costs (4)	Exploration	Administrative	Net (5)	Costs	Capital (6)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$187	$1	$4	$2	$—	$—	$38	$232	204	$1,137
Phoenix	32	2	—	—	—	1	5	40	43	930
Twin Creeks	65	—	3	1	—	—	12	81	125	648
Long Canyon	—	—	3	—	—	—	—	3	—	—
Other North America	—	—	4	—	1	—	1	6	—	—
North America	284	3	14	3	1	1	56	362	372	973

Yanacocha	130	24	8	6	1	—	19	188	204	922
Merian	—	—	3	—	—	—	—	3	—	—
Other South America	—	—	12	—	1	—	—	13	—	—
South America	130	24	23	6	2	—	19	204	204	1,000

Boddington	122	2	—	1	—	4	15	144	175	823
Tanami	59	1	2	—	—	—	23	85	117	726
Waihi (7)	18	—	1	—	—	—	1	20	33	606
Kalgoorlie	78	2	1	—	—	1	4	86	86	1,000
Batu Hijau	73	3	2	—	—	9	7	94	156	603
Other Asia Pacific	—	—	1	3	2	—	2	8	—	—
Asia Pacific	350	8	7	4	2	14	52	437	567	771

Ahafo	43	3	5	—	1	—	17	69	72	958
Akyem	51	1	4	1	—	—	8	65	122	533
Other Africa	—	—	1	3	—	—	—	4	—	—
Africa	94	4	10	4	1	—	25	138	194	711

Corporate and Other	—	—	24	49	1	—	—	74	—	—
Total Gold	$858	$39	$78	$66	$7	$15	$152	$1,215	1,337	$909

Copper
Phoenix	$17	$—	$1	$—	$—	$2	$2	$22	9	$2.44
Boddington	29	1	—	—	—	3	3	36	18	2.00
Batu Hijau	123	5	2	2	1	20	13	166	112	1.48
Asia Pacific	152	6	2	2	1	23	16	202	130	1.55
Total Copper	$169	$6	$3	$2	$1	$25	$18	$224	139	$1.61

Consolidated	$1,027	$45	$81	$68	$8	$40	$170	$1,439
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $17.
(3)	Includes stockpile and leach pad inventory adjustments of $27 at Carlin, $3 at Twin Creeks and $18 at Yanacocha.
(4)	Reclamation costs include operating accretion of $21 and amortization of asset retirement costs of $24.
(5)	Other expense, net is adjusted for restructuring costs of $9, acquisition costs of $8 and write-downs of $2.
(6)	Excludes development capital expenditures, capitalized interest and the increase in accrued capital of $152. The following are major development projects: Turf Vent Shaft, Merian, and Conga.
(7)	On October 29, 2015, the Company sold the Waihi mine.

			Advanced			Treatment				All-In
	Costs		Projects	General	Other	and		All-In	Ounces	Sustaining
Six Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
June 30, 2016	to Sales (1)(2)(3)	Costs (4)	Exploration	Administrative	Net (5)	Costs	Capital (6)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$373	$2	$7	$3	$—	$—	$70	$455	411	$1,107
Phoenix	88	2	1	1	—	5	5	102	103	990
Twin Creeks	118	2	4	—	—	—	18	142	251	566
Long Canyon	—	—	13	—	—	—	—	13	—	—
CC&V (7)	91	2	4	1	—	—	2	100	170	588
Other North America	—	—	6	—	2	1	2	11	—	—
North America	670	8	35	5	2	6	97	823	935	880

Yanacocha	248	28	20	5	2	1	38	342	333	1,027
Merian	—	—	14	—	—	—	—	14	—	—
Other South America	—	—	16	2	—	—	—	18	—	—
South America	248	28	50	7	2	1	38	374	333	1,123

Boddington	252	3	—	—	—	10	19	284	361	787
Tanami	123	1	6	—	—	—	34	164	245	669
Kalgoorlie	132	2	3	—	—	3	8	148	184	804
Batu Hijau	165	8	1	4	—	19	8	205	384	534
Other Asia Pacific	—	—	3	8	3	—	1	15	—	—
Asia Pacific	672	14	13	12	3	32	70	816	1,174	695

Ahafo	117	3	12	—	—	—	26	158	178	888
Akyem	111	4	4	—	—	—	12	131	230	570
Other Africa	—	—	1	2	—	—	—	3	—	—
Africa	228	7	17	2	—	—	38	292	408	716

Corporate and Other	—	—	25	93	2	—	4	124	—	—
Total Gold	$1,818	$57	$140	$119	$9	$39	$247	$2,429	2,850	$852

Copper
Phoenix	$44	$1	$—	$—	$—	$2	$3	$50	21	$2.38
Boddington	56	—	—	—	—	6	4	66	33	2.00
Batu Hijau	222	11	—	2	—	46	12	293	235	1.25
Asia Pacific	278	11	—	2	—	52	16	359	268	1.34
Total Copper	$322	$12	$—	$2	$—	$54	$19	$409	289	$1.42

Consolidated	$2,140	$69	$140	$121	$9	$93	$266	$2,838
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $40.
(3)	Includes stockpile and leach pad inventory adjustments of $43 at Carlin, $10 at Twin Creeks and $54 at Yanacocha.
(4)	Reclamation costs include operating accretion of $46 and amortization of asset retirement costs of $23.
(5)	Other expense, net is adjusted for restructuring costs of $22, acquisition costs of $2 and write-downs of $4.
(6)	Excludes development capital expenditures, capitalized interest and the increase in accrued capital of $325. The following are major development projects: Merian, Long Canyon, and the CC&V and the Tanami expansion.
(7)	The Company acquired the CC&V gold mining business on August 3, 2015.

			Advanced			Treatment				All-In
	Costs		Projects	General	Other	and		All-In	Ounces	Sustaining
Six Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
June 30, 2015	to Sales (1)(2)(3)	Costs (4)	Exploration	Administrative	Net (5)	Costs	Capital (6)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$365	$2	$7	$4	$—	$—	$75	$453	431	$1,051
Phoenix	73	3	1	1	—	2	9	89	95	937
Twin Creeks	124	1	5	1	—	—	30	161	247	652
Long Canyon	—	—	6	—	—	—	—	6	—	—
Other North America	—	—	6	—	3	—	2	11	—	—
North America	562	6	25	6	3	2	116	720	773	931

Yanacocha	245	49	13	10	1	—	34	352	450	782
Merian	—	—	5	—	—	—	—	5	—	—
Other South America	—	—	22	—	1	—	—	23	—	—
South America	245	49	40	10	2	—	34	380	450	844

Boddington	279	5	1	1	—	11	24	321	377	851
Tanami	117	2	3	—	—	—	37	159	215	740
Waihi (7)	37	1	2	—	—	—	1	41	74	554
Kalgoorlie	138	3	1	—	—	2	11	155	147	1,054
Batu Hijau	124	5	2	1	—	18	13	163	260	627
Other Asia Pacific	—	—	2	6	5	—	2	15	—	—
Asia Pacific	695	16	11	8	5	31	88	854	1,073	796

Ahafo	99	4	11	—	1	—	29	144	172	837
Akyem	97	2	4	—	1	—	19	123	236	521
Other Africa	—	—	2	5	—	—	—	7	—	—
Africa	196	6	17	5	2	—	48	274	408	672

Corporate and Other	—	—	45	94	7	—	3	149	—	—
Total Gold	$1,698	$77	$138	$123	$19	$33	$289	$2,377	2,704	$879

Copper
Phoenix	$42	$1	$1	$1	$—	$1	$5	$51	22	$2.32
Boddington	68	1	—	—	—	7	5	81	38	2.13
Batu Hijau	246	9	3	2	—	44	27	331	218	1.52
Asia Pacific	314	10	3	2	—	51	32	412	256	1.61
Total Copper	$356	$11	$4	$3	$—	$52	$37	$463	278	$1.67

Consolidated	$2,054	$88	$142	$126	$19	$85	$326	$2,840
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $37.
(3)	Includes stockpile and leach pad inventory adjustments of $51 at Carlin, $5 at Twin Creeks, $22 at Yanacocha and $18 at Boddington.
(4)	Reclamation costs include operating accretion of $42 and amortization of asset retirement costs of $46.
(5)	Other expense, net is adjusted for restructuring costs of $14, acquisition costs of $8 and write-downs of $3.
(6)	Excludes development capital expenditures, capitalized interest and the increase in accrued capital of $280. The following are major development projects: Turf Vent Shaft, Conga, Long Canyon and Merian.
(7)	On October 29, 2015, the Company sold the Waihi mine.

Similar to the historical AISC amounts presented above, AISC outlook is also a non-GAAP financial measure. A reconciliation of the 2016 Gold AISC outlook range to the 2016 CAS outlook range is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. See the Cautionary Statement on page 22 for additional information.

2016 Outlook - Gold	Outlook range
	Low	High
Costs Applicable to Sales [1,2]	$3,700	$4,050
Reclamation Costs [3]	75	150
Advanced Projects and Exploration	250	300
General and Administrative	200	250
Other Expense	20	50
Treatment and Refining Costs	50	100
Sustaining Capital [4]	600	700
All-in Sustaining Costs	$4,850	$5,500
Ounces (000) Sold	5,525	5,925
All-in Sustaining Costs per oz	$870	$930
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Remediation costs include operating accretion and amortization of asset retirement costs.
(4)	Excludes development capital expenditures, capitalized interest and increase in accrued capital.

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the Net consolidated gold and copper sales by the consolidated gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Sales	$2,038	$1,908	$4,070	$3,880
Consolidated copper sales, net	(235)	(334)	(573)	(661)
Consolidated gold sales, net	$1,803	$1,574	$3,497	$3,219

Gross before provisional pricing	$1,808	$1,588	$3,493	$3,252
Provisional pricing mark-to-market	10	1	40	—
Gross after provisional pricing	1,818	1,589	3,533	3,252
Treatment and refining charges	(15)	(15)	(36)	(33)
Net	$1,803	$1,574	$3,497	$3,219
Consolidated gold ounces sold (thousands):	1,429	1,337	2,850	2,704
Average realized gold price (per ounce):
Gross before provisional pricing	$1,264	$1,190	$1,225	$1,204
Provisional pricing mark-to-market	7	1	14	—
Gross after provisional pricing	1,271	1,191	1,239	1,204
Treatment and refining charges	(11)	(12)	(13)	(12)
Net	$1,260	$1,179	$1,226	$1,192

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Sales	$2,038	$1,908	$4,070	$3,880
Consolidated gold sales, net	(1,803)	(1,574)	(3,497)	(3,219)
Consolidated copper sales, net	$235	$334	$573	$661

Consolidated copper sales:
Gross before provisional pricing	$266	$377	$622	$747
Provisional pricing mark-to-market	(8)	(18)	6	(34)
Gross after provisional pricing	258	359	628	713
Treatment and refining charges	(23)	(25)	(55)	(52)
Net	$235	$334	$573	$661
Consolidated copper pounds sold (millions):	122	139	289	278
Average realized copper price (per pound):
Gross before provisional pricing	$2.18	$2.71	$2.15	$2.68
Provisional pricing mark-to-market	(0.06)	(0.13)	0.02	(0.12)
Gross after provisional pricing	2.12	2.58	2.17	2.56
Treatment and refining charges	(0.18)	(0.17)	(0.19)	(0.19)
Net	$1.94	$2.41	$1.98	$2.37

Gold By-Product Metrics

Copper is a by-product often obtained during the process of extracting and processing the primary ore-body. In our GAAP Condensed Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper is a co-product, or significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Condensed Consolidated Financial Statements.

Gold By-Product Metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold By-Product Metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper production as a by-product, even when copper is the primary ore-body. These metrics are calculated by subtracting copper sales recognized from Sales and including these amounts as offsets to CAS.

Gold By-Product Metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Consolidated gold sales, net	$1,803	$1,574	$3,497	$3,219
Consolidated copper sales, net	235	334	573	661
Sales	$2,038	$1,908	$4,070	$3,880

Costs applicable to sales	$1,059	$1,027	$2,140	$2,054
Less: Consolidated copper sales, net	(235)	(334)	(573)	(661)
By-Product costs applicable to sales	$824	$693	$1,567	$1,393
Gold sold (thousand ounces)	1,429	1,337	2,850	2,704
Total Gold CAS per ounce (by-product)	$577	$518	$550	$515

Total AISC	$1,439	$1,439	$2,838	$2,840
Less: Consolidated copper sales, net	(235)	(334)	(573)	(661)
By-Product AISC	$1,204	$1,105	$2,265	$2,179
Gold sold (thousand ounces)	1,429	1,337	2,850	2,704
Total Gold AISC per ounce (by-product)	$843	$826	$795	$806

Conference call information

A conference call will be held on Thursday, July 21, 2016 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details

Dial-In Number	800.857.6428
Intl Dial-In Number	517.623.4916
Leader	Meredith Bandy
Passcode	Newmont
Replay Number	800.925.0851
Intl Replay Number	402.220.3075
Replay Passcode	2016

Webcast Details
URL: http://event.on24.com/wcc/r/1203160/7D2C07F959EE2899B0229E9C377BB39E

The second quarter 2016 results will be available after the market closes on Wednesday, July 20, 2016 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

Cautionary Statement Regarding Forward-Looking Statements, Including Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future consolidated and attributable production and sales; (ii) estimates of future costs applicable to sales and All-in sustaining costs; (iii) estimates of future consolidated and attributable capital expenditures; (iv) our efforts to continue delivering reduced costs and efficiency; (v) expectations regarding the development, growth and potential of the Company’s operations, projects and investments; (vi) expectations regarding future debt repayments; and (vii) expectations regarding the completion of the sale of Batu Hijau, including, without limitation, the timing of closing of the sale transaction, future receipt of contingent payments, expected use of proceeds, expected accounting impacts resulting from the proposed transaction, future operation and transition of Batu Hijau (including Phase 7) and future development of Elang. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s operations and projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineralized material estimates; (viii) the acceptable outcome of negotiation of the amendment to the Contract of Work and/or resolution of export issues in Indonesia; and (ix) other assumptions noted herein. Investors are cautioned that no assurances can be made with respect to the closing of the pending sale of the Company’s interest in PTNNT,which remains contingent on the receipt of regulatory approvals, buyer shareholder approval, and satisfaction of other conditions precedent, including, without limitation, government approval of the PTNNT share transfer, maintenance of valid export license at closing, the concurrent closing of the PTMDB sale of its 24 percent stake to the buyer, resolution of certain tax matters, and no occurrence of material adverse events that would substantially impact the future value of Batu Hijau. Potential additional risks include other political, regulatory or legal challenges and community and labor issues. The amount of contingent payment will also remain subject to risks and uncertainties, including copper prices and future production and development at Batu Hijau and Elang. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Other risks relating to forward looking statements in regard to the Company’s business and future performance may include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2015 Annual Report on Form 10-K, filed on February 17, 2016, with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

Investors are reminded that this news release should be read in conjunction with Newmont’s Form 10-Q expected to be filed on or about July 20, 2016 with the SEC (also available at www.newmont.com).

CONTACT:
Newmont Mining Corporation
Investor Contact
Meredith Bandy, 303-837-5143
meredith.bandy@newmont.com
or
Media Contact
Omar Jabara, 303-837-5114
omar.jabara@newmont.com